THERMOGENESIS REPORTS SECOND QUARTER RESULTS
COMPANY RECORDS SEQUENTIAL QUARTERLY REVENUE
INCREASE OF 36 PERCENT

RANCHO CORDOVA, CA, (February 4, 2009)—ThermoGenesis Corp. (NASDAQ: KOOL), a leading supplier of innovative products and services that process and store adult stem cells, today reported results for the second quarter and first six months of fiscal 2009.

For the quarter ended December 31, 2008, the Company reported revenues of $6.1 million, a 12 percent increase over revenues of $5.5 million in the same period a year ago. Disposable revenues in the quarter were $3.5 million, a 35 percent increase over disposable revenues of $2.6 million in the second quarter of fiscal 2008. Disposable revenues associated with the Company’s core AXP AutoXpress Platform™ (AXP™) and BioArchive® Systems offering increased by 56 percent year-over-year as AXP bag set volume in the quarter was 26,500 versus 20,000 in the second quarter a year ago.

The Company reported a net loss of $1.7 million, or $0.03 per share, in the second quarter of fiscal 2009 and 2008. The Company’s results for the second quarter of fiscal 2009 reflect a nearly $300,000 decline in interest and other income versus a year ago, due to lower cash balances and interest rates. The results for the second quarter of 2009 also include a severance accrual of $370,000 related to the Company’s former Chief Executive Officer, while results for the second quarter of last year include approximately $400,000 in stock-based compensation expense related to restricted stock awards for the Company’s former Chief Technology Architect.

The Company ended the second quarter of fiscal 2009 with $18.8 million in cash and short-term investments compared with $25.3 million at the end of fiscal 2008. Total backlog at the end of the second quarter of fiscal 2009 was $1.7 million versus $1.8 million at the end of the first quarter of fiscal 2009.

“I am pleased with the progress we have made in our core cord blood business with the BioArchive and AXP, in particular the growth of our higher margin disposable sales, as we continue our strategic focus on generating near-term revenue growth and improving our bottom line performance,” said Matthew Plavan, Chief Executive Officer of ThermoGenesis. “In addition, we have continued to manage our operating expenses, which are down by roughly $1 million as compared to the fourth quarter of fiscal 2008. I believe that the reorganization we have put in place since I was named Chief Executive Officer in early December will demonstrate further success in this area beginning with our third quarter results,” he added.

Plavan said that the Company also continues to develop opportunities in the regenerative medicine area. “Last week, we announced two key milestones with our MarrowXpress™, or MXP™, system used to concentrate stem cells from bone marrow. These included the initial shipment of the device to Celling Technologies, a leader in the use of cell therapy for the treatment of orthopedic injuries. In addition, we announced that the MXP is being used in an important Phase II clinical trial at the University of Naples in Italy that is studying the effect of bone marrow derived mononuclear cells on patients with critical limb ischemia,” Plavan noted.

The Company remains on track to release the Res-Q™, its newest point-of-care processing device for bone marrow and platelet rich plasma (PRP) processing in the fourth fiscal quarter and is currently evaluating potential distribution avenues.

For the first six months of fiscal 2009, ThermoGenesis reported revenues of $10.6 million, a 17 percent increase over revenues of $9.1 million in the same period a year ago. The Company reported a net loss of $4.4 million, or $0.08 per share, compared to a net loss of $4.0 million, or $0.07 per share, in the first six months of fiscal 2008. The results for the first six months of 2009 include a decline of approximately $600,000 in interest and other income.

With respect to fiscal 2009, the Company continues to expect that revenues will increase 10-20 percent over fiscal 2008. The Company also anticipates a significant reduction in its quarterly loss in the fourth fiscal quarter and a continuing quarterly trend to achieve profitability during 2010. “Based upon the success of our expense management programs and focus on revenue growth, we expect to see a continued reduction of our cash burn on our way to profitability while maintaining a strong balance sheet,” Plavan added.

Company’s Conference Call and Webcast

Management will host a conference call today at 2:00 PM Pacific (5:00 PM Eastern) to review the fiscal second quarter financial results.

Conference call details:
Dial-in (U.S.):	1-800-860-2442
Dial-in (International):	1-412-858-4600
Conference name:	“ThermoGenesis”

To listen to the audio webcast of the call during or after the event, please visit http://www.thermogenesis.com/investors-webcasts-and-calls.aspx.

An audio replay of the conference call will be available beginning approximately two hours after completion of the call for the following five business days.

To access the replay:
Access number (U.S.):	1-877-344-7529
Access number (International)	1-412-317-0088
Conference ID#:	385107

THERMOGENESIS CORP.
Condensed Consolidated Balance Sheets
(Unaudited)
	December 31,	June 30,
	2008	2008
ASSETS
Current assets:
Cash and cash equivalents	$2,772,000	$4,384,000
Short term investments	16,014,000	20,903,000
Accounts receivable, net	5,824,000	5,976,000
Inventories	5,593,000	5,131,000
Other current assets	300,000	367,000

Total current assets	30,503,000	36,761,000
Equipment	1,355,000	1,450,000
Other assets	116,000	71,000

	$31,974,000	$38,282,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,064,000	$4,186,000
Other current liabilities	2,888,000	2,597,000

Total current liabilities	4,952,000	6,783,000
Long-term liabilities	643,000	974,000
Stockholders’ equity	26,379,000	30,525,000

	$31,974,000	$38,282,000

THERMOGENESIS CORP.
Condensed Consolidated Statements of Operations
	(Unaudited)
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net revenues	$6,126,000	$5,487,000	$10,628,000	$9,119,000
Cost of revenues	3,913,000	3,577,000	7,135,000	6,000,000

Gross profit	2,213,000	1,910,000	3,493,000	3,119,000

Expenses:
Selling, general and administrative	2,673,000	2,357,000	5,120,000	4,777,000
Research and development	1,298,000	1,617,000	2,898,000	3,113,000

Total operating expenses	3,971,000	3,974,000	8,018,000	7,890,000
Interest and other income, net	63,000	347,000	151,000	754,000

Net loss	($1,695,000)	($1,717,000)	($4,374,000)	($4,017,000)

Basic and diluted net loss per common share	($0.03)	($0.03)	($0.08)	($0.07)

Shares used in computing per share data	56,027,960	55,701,175	56,027,960	55,680,342

THERMOGENESIS CORP.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Six Months Ended
	December 31,
	2008	2007
Cash flows from operating activities:
Net loss	($4,374,000)	($4,017,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	244,000	265,000
Stock based compensation expense	228,000	1,121,000
Accretion of discount on short term investments	(130,000)	(564,000)
Net change in operating assets and liabilities:
Accounts receivable, net	152,000	123,000
Inventories	(462,000)	(191,000)
Other current assets	67,000	204,000
Other assets	6,000	45,000
Accounts payable	(2,122,000)	(434,000)
Accrued payroll and related expenses	95,000	(9,000)
Deferred revenue	(394,000)	(332,000)
Other current liabilities	266,000	304,000

Net cash used in operating activities	(6,424,000)	(3,485,000)

Cash flows from investing activities:
Capital expenditures	(200,000)	(225,000)
Purchase of investments	(16,981,000)	(23,482,000)
Maturities of investments	22,000,000	25,000,000

Net cash provided by investing activities:	4,819,000	1,293,000

Cash flows from financing activities:
Payments on capital lease obligations	(7,000)	(8,000)
Exercise of stock options and warrants	—	266,000

Net cash (used in) provided by financing activities	(7,000)	258,000

Net decrease in cash and cash equivalents	(1,612,000)	(1,934,000)
Cash and cash equivalents at beginning of period	4,384,000	5,730,000

Cash and cash equivalents at end of period	$2,772,000	$3,796,000

About ThermoGenesis Corp.

ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These products include:

•	The BioArchive® System, an automated cryogenic device, is used by cord blood stem cell banks in more than 25 countries for cryopreserving and archiving cord blood stem cell units for transplant.

•	AXP™ AutoXpress Platform (AXP™) is a proprietary family of automated devices that includes the AXP and the MarrowXpress™ and companion sterile blood processing disposable for harvesting stem cells in a closed system. The AXP device is used for the processing of cord blood. GE Healthcare is the exclusive global distribution partner for the AXP cord blood product except for Central and South America, China and Russia/CIS, where ThermoGenesis markets through independent distributors. The MarrowXpress is used for isolating stem cells from bone marrow.

•	The CryoSeal® FS System, an automated device and companion sterile blood processing disposable, is used to prepare fibrin sealants from plasma in about an hour. The CryoSeal FS System is approved in the U.S. for liver resection surgeries. The CryoSeal FS System has received the CE-Mark which allows sales of the product throughout the European community. Asahi Medical is the exclusive distributor for the CryoSeal System in Japan and the Company markets through independent distributors in Europe and South America.

This press release contains forward-looking statements, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These
statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors, including timing of FDA approvals, changes in customer forecasts, our failure to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’ products, introduction timing and acceptance of our new products scheduled for fiscal year 2009, and introduction of competitive products and other factors beyond our control, could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2009. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption “Risk Factors” in our annual report on Form 10-K and other reports we file with the
Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com